Exhibit 107

Filing Fee Table

          S-1

(Form Type)

Osprey Bitcoin Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee			Proposed		Proposed
			Calculation			Maximum		Maximum
		Security	or Carry			Offering		Aggregate			Amount of
	Security	Class	Forward	Amount		Price Per		Offering			Registration
	Type	Title	Rule	Registered		Unit		Price		Fee Rate	Fee
Fees to Be Paid	Exchange Traded Vehicle Securities	Osprey Bitcoin Trust Shares	Rule 457(u)(1)		(1)		(1)		$(1)	0.00013810		$(1)
Fees to be Paid	Exchange Traded Vehicle Securities	Osprey Bitcoin Trust Shares (3)	Rule 457(c)	356,902	(3)	$34.41	(3)	$12,280,997.82	(2)	0.00013810	$1,696.01
	Total Offering Amounts							$12,280,997.82	(1)(2)		$1,696.01
	Total Fees Previously Paid										$—
	Total Fee Offset										$—
	Net Fee Due										$1,696.01	(1)

(1)	An indeterminate number of the securities is also being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)	This registration statement also covers the resale of 356,902 shares by the selling shareholders named in the registration statement. In accordance with Rule 457(c), the Proposed Maximum Offering Price Per Unit of $34.41 is provided for on the basis of the high and low prices for the Shares on OTCQX on September 30, 2025 (a date within five business days prior to the date of this registration statement).